FOR IMMEDIATE RELEASE	Contact: Mike Ogburn (502) 636-4415 (office) (502) 262-0224 (cellular) mogburn@kyderby.com

      CHURCHILL DOWNS INCORPORATED NAMES WILLIAM CARSTANJEN AS
GENERAL COUNSEL AND CHIEF DEVELOPMENT OFFICER

LOUISVILLE, Ky. (June 15, 2005) – Churchill Downs Incorporated (Nasdaq: CHDN) (“CDI” or “Company”) today announced the hiring of former General Electric Company (“GE”) executive William C. Carstanjen as the Company’s general counsel and chief development officer. Carstanjen will join CDI on July 5 and will report directly to Thomas H. Meeker, the Company’s president and chief executive officer.

        Carstanjen most recently served as general counsel and managing director for GE Commercial Finance – Energy Financial Services, one of eight main divisions of Commercial Finance with over $12 billion in assets and more than $300 million in annual net income. During his five years with GE, Carstanjen led negotiations of a number of structured transactions, acquisitions and dispositions, first as transactions and finance counsel to the company’s corporate offices, and later as lead lawyer for two different divisions.

        At CDI, Carstanjen will oversee all legal affairs, corporate development activities and public affairs of the Company, serve as a member of the senior management team and provide counsel on a wide range of strategic, tactical and operational issues.

        “Bill Carstanjen brings to CDI a level of legal and business ‘deal-making’ expertise that is essential for a company aggressively seeking growth through development activities,” said Meeker. “While at GE, Bill negotiated and closed several multi-million dollar acquisitions that resulted in new growth channels for the company. This experience should serve as an ideal complement to our existing development, public affairs and legal staff, and help enhance our ability to grow CDI and create additional shareholder value.”

        In the past year, CDI spent approximately $8.7 million on ballot initiatives in support of alternative gaming and approximately $60 million to acquire Fair Grounds Race Course and the racetrack’s 10 affiliated off-track betting (“OTB”) facilities as well as the video poker machine manufacturer that supplies machines to most of the OTBs. This more aggressive approach to development, a key component of the Company’s strategic plan, attracted Carstanjen to the newly created position.

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Churchill Downs Incorporated Appoints William Carstanjen As General Counsel and Chief Development Officer
June 15, 2005

        “It is exciting to be a part of a Company with such a storied history and proud tradition of providing its customers with a unique entertainment experience,” said Carstanjen. “I am eager to work with the management team at CDI to build upon the Company’s 131-year foundation and aggressively grow its business through acquisitions, alternative gaming and other development initiatives.”

        In addition to Carstanjen’s most recent post as the lead lawyer for Energy Financial Services, he also served from 2002 to 2004 as general counsel for GE Specialty Materials, a division created in 2001 that grew from $1.8 billion in revenues to approximately $3 billion in revenues. In the two years prior as transactions and finance counsel, he represented various GE divisions in U.S. and international mergers and acquisitions. From 1994 to 2000, Carstanjen was a corporate associate of Cravath, Swaine & Moore, where his practice covered such areas as banking and structured finance, securities, and mergers and acquisitions. An honors graduate of the University of California, Berkeley, Carstanjen earned his law degree from Columbia University.

        Rebecca C. Reed, who has served as CDI’s general counsel and corporate secretary since 1998, will remain the Company’s corporate secretary in her new position as senior vice president, senior counsel.

        Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s seven racetracks in California, Florida, Illinois, Indiana, Kentucky and Louisiana host 121 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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